Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 4, 2024 (except Note 14, as to which the date is January 27, 2025), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-284225) and related Prospectus of Metsera, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Iselin, New Jersey

January 27, 2025